EXHIBIT 99.1

Rancher Energy Reports Results
of Operations for the Third Fiscal Quarter Ended December 31, 2006

DENVER, COLORADO—February 15, 2007—Rancher Energy Corp. (OTCBB: RNCH.OB--News) ("Rancher Energy" or the "Company") announced financial results for the third fiscal quarter ended December 31, 2006. This is the first time the Company has reported its financial results since completion of the significant accomplishments of the third fiscal quarter.

At December 31, 2006, the total assets of the Company were $84.7 million, up from $8.5 million at September 30, 2006. The third fiscal quarter includes the acquisitions of the Cole Creek South and South Glenrock B fields in the Powder River Basin of Wyoming. Total stockholders’ equity of $72.3 million at December 31, 2006 was up from $7.8 million at the end of the prior quarter. This includes the significant equity raised during the third fiscal quarter. As of the end of the quarter, the Company also had $8.1 million in convertible notes payable, which are convertible into equity upon amendment of the Company’s Articles of Incorporation to increase the authorized shares of common stock.

Working capital at December 31, 2006 was $20.6 million. Excluding the convertible notes payable, working capital would have been $28.7 million. A significant portion of this working capital was used to fund the third property acquisition of the Company, the Big Muddy field, which was closed on January 4, 2007.

Fiscal year-to-date, the Rancher Energy has made a total of $50.9 million in capital expenditures. The bulk of those expenditures were for the two field acquisitions completed in the third fiscal quarter, plus pre-acquisition costs related to the Big Muddy field.

The Company had a net loss of $1.2 million in the third fiscal quarter. The results reflect the increase in activity in the Company’s oil & gas operations, and the resulting general and administrative costs of that increased activity. General and administrative costs of $1.2 million for the quarter include $491,000 of non-cash compensation expense related to stock options. The net loss for the nine months of the fiscal year-to-date was $2.5 million, which includes $1.0 million of non-cash compensation expense related to stock options.

For the three month period ended December 31, 2006, Rancher Energy reported net revenues of $105,000 from the sale of oil. This represents production for the ten-day period at the end of December 2006 following closing of the Cole Creek South and South Glenrock B fields. Production for the two fields averaged approximately 280 barrels of oil per day in December 2006. Going forward, fourth quarter results for the Company will include a full three months of operations for the Cole Creek South and South Glenrock B fields, and nearly three months for the Big Muddy field.

On a pro forma basis, as though the two field acquisitions (Cole Creek South and South Glenrock B fields) had occurred on April 1, 2005, Rancher Energy would have generated approximately $4.5 million in revenue for these properties during the nine months ended December 31, 2006. The pro forma results do not necessarily reflect the actual results that would have occurred had the acquisitions been combined during the periods presented, nor does it necessarily indicate the future results of the Company and the acquisitions.

John Works, President & CEO of Rancher Energy, stated “the Company has aggressively been building out its operational capabilities in order to properly realize the potential of its impressive assets—notably (i) the sale of nearly $80 million of equity in offerings which were oversubscribed, (ii) the acquisition of three prime oil fields which should witness significant production and revenues for Rancher Energy, (iii) the signing of a CO2 supply agreement with the Anadarko Petroleum Corporation, and (iv) the hiring of an experienced roster of employees to enable the Company to execute its business plan. Rancher Energy’s goals and objectives for the next 12 months include (i) preparing and having declared effective a registration statement to register the newly issued common stock of the Company, (ii) borrowing funds to implement its development plans, (iii) expanding Rancher Energy’s operating capabilities, and (iv) pursuing additional asset and project opportunities that are expected to be accretive to shareholder value.”

About Rancher Energy Corp.
Rancher Energy is an innovative oil & gas exploration and development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques including 3-D seismic data and directional drilling, Rancher Energy is extracting proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production, turning their potential into profits.

Forward-Looking Statements.
This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contact:
Dan Foley, CFO
+1.303.629.1125
Visit our website at www.rancherenergy.com